Exhibit 99.1
ASX ANNOUNCEMENT
14 April 2008
PRESENTATION OF HEARTWARE CLINICAL RESULTS
SURVIVAL RATE OF 91% AMONG FIRST 23 PATIENTS
Framingham, MA and Sydney, Australia: HeartWare Limited (ASX: HTW), a developer of miniaturized implantable heart pumps to treat advanced heart failure, today announced initial results from an international clinical trial of the HeartWare® Left Ventricular Assist System. The results were presented by Dr. Georg Wieselthaler, cardiothoracic surgeon at Vienna General Hospital, at the annual meeting of the International Society for Heart and Lung Transplantation held in Boston. A full copy of the presentation is attached.
The data presented by Dr Wieselthaler show a 6-month survival rate of 91% among the first 23 patients implanted with the HeartWare device. Of the 23 patients, 21 patients met the primary endpoint of the trial, defined as survival to 180 days or transplantation. These included 19 patients who were supported by the HeartWare system at 180 days and 2 patients who received transplants, after 157 days and 176 days respectively.
Dr. Wieselthaler noted that one of the key features of the pump is its small size, which allows it to be implanted in the chest, thereby avoiding the abdominal surgery generally required to implant competing devices.
HeartWare CEO Mr. Douglas Godshall said the early clinical success of the HeartWare pump is a key outcome for the Company as it accelerates its efforts to make the device available to patients in the United States and around the world.
“These results are very promising,” Mr. Godshall said. “Our early data appears to validate the benefits we believe to be inherent in the design of our device — namely its small size, pericardial placement and wearless mechanism. These results give us great confidence as we move towards the start of our U.S. clinical trial and towards commercial release of the product in Europe.”
To date a total of 32 patients have been enrolled in HeartWare’s international clinical trial. The average duration of support across this patient group exceeds 220 days per patient. The cumulative period of support across the group exceeds 7,000 days or approximately 19 years. 8 of our patients have been supported by the HeartWare system for periods exceeding 12 months, including one patient who has been supported for more than 500 days.
HeartWare plans to commence a U.S. trial in the middle of 2008. In the U.S. alone more than 5 million patients suffer from heart failure and fewer than 3,000 donor hearts become available each year.

HeartWare ASX Announcement — 14 April 2008
About HeartWare
HeartWare develops and manufactures miniaturized implantable heart pumps, or Left Ventricular Assist Devices (LVADs), designed to treat patients suffering from advanced heart failure. The Company is developing the industry’s smallest and least invasive pumps, which it believes will be the key to unlocking the potential of a large and underserved market. The HeartWare® LVAD is a full-output pump designed to be implanted in the chest, avoiding the abdominal surgery generally required to implant competing devices. The device is currently the subject of an international clinical trial involving five investigational centres in Europe and Australia. A clinical trial in the U.S. is expected to begin in the first half of 2008.
For further information:

www.heartware.com.au	US Investor Relations
Howard Leibman	Matt Clawson
Director Corporate Development	Partner
HeartWare Limited	Allen & Caron, Inc.
Email. howard.leibman@heartware.com.au	Email. matt@allencaron.com
Tel. +61 2 9238 2064	Tel. +1 949 474 4300

2